Exhibit 3.1

Bylaw Amendment Providing For a Majority Vote Requirement

                                                The fourth sentence of Section 3.01 of the Second Amended and Restated Bylaws shall be deleted and replaced by the following seven sentences:

Except as otherwise provided pursuant to the Certificate of Incorporation in respect of directors to be elected solely by the holders of one or more classes or series of preferred stock and except as provided by Section 3.02 with respect to the filling of vacancies, directors shall be elected by a majority of votes cast by the shares represented at a meeting of stockholders and entitled to vote thereon, a quorum being present at such meeting, unless the election is contested, in which case directors shall be elected by a plurality of votes cast by the shares represented at such meeting.  A “majority of votes cast” means that the number of votes cast “for” the election of the nominee exceeds 50% of the total number of votes cast “for” or “against” the election of that nominee.  Stockholders shall also be provided the opportunity to abstain with respect to the election of a director.  In voting on the election of directors, abstentions, votes designated to be withheld from the election of a director and shares present but not voted in respect of the election of a director, if any, shall not be considered as votes cast.  An election shall be considered “contested” if the number of nominees for election is greater than the number of directors to be elected.  For purposes hereof, the number of nominees shall be determined as of the last date on which a stockholder in accordance with the By-laws may give notice of the nomination of a person for election as a director in order for such nomination to be required to be presented for a vote of the stockholders.  Each director, including a director elected to fill a vacancy, shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, incapacity, resignation, retirement, disqualification or removal from office.